Exhibit 10.1

Employment Agreement

The Princeton Review, Inc.

This Employment Agreement (the “Agreement”) is between Michael J. Perik (“Perik”) and The Princeton Review, Inc. (“TPR”), and is subject to the terms of the current form of the Executive Compensation Policy Statement, a copy of which is attached as Exhibit A (the “Policy Statement”) and incorporated herein, except as expressly modified below. In addition, unless otherwise defined in this Agreement, terms used in this Agreement shall have the meanings ascribed to them in The Princeton Review Glossary, a copy of which is attached as Exhibit B and incorporated herein. This Agreement supersedes any previous employment agreement between the parties.

1.	Job Description: Perik shall serve as the Chief Executive Officer of TPR, working full time from TPR’s headquarters. Perik shall devote his full business energies to the business affairs of TPR. Further, he will use his best efforts, skill and abilities to promote TPR’s interests in accordance with guidelines, policies and objectives established by TPR from time to time.

2.	Base Compensation & Benefits: TPR shall pay Perik a base salary of $1 per annum. Perik shall also receive those medical, dental, life insurance and other benefits made available generally by TPR to “G-0” level executives of TPR.

3.

Bonus Compensation: For each calendar year of his employment, Perik shall be entitled to a performance bonus of up to $875,000 (which amount shall be pro rated for 2007 and increased annually thereafter by 3% per annum), based on his attainment of performance metrics established and revised annually by the Compensation Committee. Each such bonus shall be paid in a combination of cash and common stock issued pursuant to The Princeton Review 2000 Stock Incentive Plan (as amended and restated on March 24, 2003 and as may hereafter be amended) (the “Plan”), with the cash portion being an amount estimated by the parties to be sufficient to cover the income taxes and other required withholdings payable by Perik on account of the bonus. Perik shall, however, be solely responsible for the payment of all such taxes. Each bonus earned by Perik shall be paid to him within  21/2 months following the end of the calendar year in which the bonus was earned. The Company shall pay cash compensation to Perik in such amounts and in such manner as the Company may determine necessary so that Perik will be deemed an exempt employee for purpose of applicable wage laws.

4.	Stock Option Award: Effective on July 22, 2007, subject to approval by the Board of Directors, TPR shall, as an inducement grant, grant Perik an option to purchase 1,700,000 shares of TPR’s common stock (the “Option Shares”) at a per-share exercise price equal to the fair market value of a share of TPR common stock on the effective date of the grant. Subject to Perik’s continued employment with TPR on each vesting date, Perik’s right to exercise such option shall vest as to 6.25% of the Option Shares on October 31, 2007 and on the last day of every third month thereafter.

5.	Term: This Agreement shall be effective as of July 22, 2007, and the initial term of employment under this Agreement will be for the period commencing on that date and continuing in effect until July 31, 2011. The initial term of this Agreement shall be extended for successive two (2) year terms at the end of the initial term and every two years thereafter (each, including the initial term, a “Term”) unless TPR gives contrary written notice to Perik at least six months prior to the completion of a Term that the Agreement shall not be extended (a “Notice Not to Extend”). Notwithstanding the foregoing, Perik shall be employed at will, and either party may terminate Perik’s employment with or without Cause at any time. Accordingly, Perik’s employment may be terminated during a Term by Perik voluntarily or by TPR with or without Cause in accordance with the Policy Statement.

6.	Severance: In the event that Perik’s employment is terminated by TPR without Cause or Perik terminates his employment due to a material and sustained diminution in his authority, duties, and responsibilities, then in addition to the payments under Section 5.1 of the Policy Statement and in lieu of the payments provided under Sections 5.3 and 5.4 of the Policy Statement (which Sections shall not apply to Perik in any event), TPR will pay Perik a severance payment of $500,000, or, if such termination by TPR without Cause occurs within a12 months after a Change of Control, such severance payment shall be $1,000,000. Any such severance payment shall be paid to Perik in a lump sum, less taxes and other applicable withholdings, within sixty (60) days after his termination, provided that Perik shall have first executed and delivered to TPR, and not revoked, a release agreement in a form acceptable to TPR.

7.	Business Expenses. TPR shall reimburse Perik or otherwise provide for or pay all reasonable expenses incurred by him in furtherance of or in connection with TPR’s business, including cell phone monthly fees and the cost for a high speed (DSL or cable) internet connection at his primary residence, and such other expenses as may be incurred in accordance with TPR’s policies or be approved by the Compensation Committee of the Board of Directors.

8.	Right to a Vehicle. TPR shall cover the expenses incurred for Perik to lease a vehicle for his business use up to a total cost of $600 per month, and for the reasonable cost of parking at TPR’s offices.

Agreed to this 22 day of July, 2007.

THE PRINCETON REVIEW, INC.

By:	/s/ JOHN KATZMAN	/s/ MICHAEL J. PERIK
Name:	John Katzman	Michael J. Perik
Title:	Chairman of the Board of Directors

Signature Page to Michael J. Perik Employment Agreement